Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Thomas P. Carver II
Chairman of the Board
(606) 324-7196

Town Square Bank and Poage Bankshares, Inc. Announce Leadership Changes

Ashland, KY; August 24, 2015 – Poage Bankshares, Inc. (NASDAQ: PBSK) (the “Company”) and Town Square Bank (the “Bank”), announced today that Bruce VanHorn has been appointed to succeed Ralph E. Coffman, Jr. as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank, effective August 21, 2015.

Mr. VanHorn previously served as President of Town Square Bank and President, Chief Executive Officer and Chairman of the Board of the former Town Square Financial Corporation. He has worked in the financial industry since 1987. Mr. VanHorn has an associate degree in chemistry from the University of Kentucky, a Bachelor of Business Administration from Marshall University and an MBA from Morehead State University. He is also a graduate of the Kentucky School of Banking at the University of Louisville and the Graduate School of Banking at Louisiana State University.

Thomas P. Carver, Chairman of the Board, stated that “We are thrilled that Bruce is assuming the role of Chief Executive Officer of Poage Bankshares and Town Square Bank. Bruce brings deep banking experience and the knowledge, perspective and expertise to lead the Company and Bank into a prosperous future. Bruce is very well known in our community and will help us deepen our ties with local families and businesses.”

The Bank also announced the appointment of Darryl E. Akers, Stephen S. Burchett and Daniel King III to its Board of Directors. Mr. Akers served as President and Chief Executive Officer or Co-President and Co-Chief Executive Officer of the Bank from 1997 until his retirement in May 2012. Mr. Burchett, a current director of the Company, is a partner with the law firm of Offutt Nord Burchett, PLLC. Mr. King, a current director of the Company, has practiced law as a solo practitioner in Catlettsburg, Kentucky, since 1978 and has served as the Assistant Attorney for Boyd County since 1985.

Mr. Carver added that “We are excited to add Darryl, Dan and Steve to the Bank’s board of directors. They each bring unique experiences, talents and community ties to our board and will help us build a stronger bank in the future.”

Finally, the Company and the Bank announced that Ralph E. Coffman, Jr., President, Chief Executive Officer and a Director of the Company and Chief Executive Officer and a Director of the Bank, resigned from such positions effective August 21, 2015. Mr. Coffman served as the Company’s President and Chief Executive Officer and the Bank’s Chief Executive Officer since 2012.

Mr. Carver indicated “We thank Gene for his leadership with the Company, including his valuable services in our successful acquisitions of Town Square Bank and Commonwealth Bank. He has always worked hard for the Company and the Bank and leaves these institutions in better shape than when he joined them.”

Poage Bankshares, Inc. is the savings and loan holding company for Town Square Bank. Originally chartered in 1889 under the name “Home Federal Savings and Loan Association” and headquartered in Ashland, Kentucky, Town Square Bank conducts its operations from 9 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa, Greenup, Nicholasville, Cannonsburg, Catlettsburg, and Mt. Sterling, Kentucky.

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